Independent Auditors' Consent



The Board of Directors
Kansas City Southern:


We consent to the incorporation by reference in the registration statement (No. 333-91478) on Form S-8 of Kansas City Southern of our report dated May 30, 2003 with respect to the statement of net assets available for benefits of the Kansas City Southern Railway Company Union 401(k) as of December 31, 2002, and the related statement of changes in net assets available for benefits for the year then ended.

/s/ KPMG LLP








Kansas City, Missouri
June 30, 2003